UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2011

East Coast Diversified Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-50356	55-0840109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Interstate North Parkway SE, #445 Atlanta, GA 20853
(Address of principal executive offices)

(770) 953-4184
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 23, 2011, (the “Effective Date”) East Coast Diversified Corporation (the “Company”) entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Rogue Paper, Inc., a California corporation (Rogue Paper) and certain shareholders of Rogue Paper (the “Rogue Paper Shareholders”).

Pursuant to the Share Exchange Agreement, the Company shall acquire fifty-one percent (51%) of the issued and outstanding shares of common stock of Rogue Paper (the “Rogue Paper Shares”) in exchange for two million five hundred thousand (2,500,000) shares of the Company’s Series A convertible preferred stock, par value $0.001 per share (the “Preferred Shares”).  No sooner than twelve months from the Effective Date, the Preferred Shares shall be convertible, at the option of the holder of such shares, into an aggregate of fifty million shares of the Company’s common stock, par value $0.001 per share.

 Beginning sixth months from the Effective Date, both the Company and holders of the Preferred Shares shall have the option to redeem any portion of such holders Preferred Shares, for cash, at a price of sixty cents ($0.60) per share.  Commencing twenty-four (24) months from the Effective Date, the holders of the remaining, unsold shares of Rogue Paper common stock may require the Company to redeem such shares, for cash, at a price of three cents ($0.03) per share.

Furthermore, the Company shall purchase up to one million dollars ($1,000,000) of additional shares of Rogue Paper common stock, in intervals to be determined, over the course of the next twelve months.

Item 2.01  Completion of Acquisition or Disposition of Assets.

Reference is made to the disclosure set forth under Item 1.01 of this report, which disclosure is incorporated herein by reference.

On October 23, 2011 the Company entered into the Share Exchange Agreement to acquire fifty-one percent of Rogue Paper from the Rogue Paper Shareholders.  The transaction qualifies as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and as a result of the Share Exchange Agreement, Rogue Paper shall be a subsidiary of the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described above in Item 1.01, the Company issued the Preferred Shares to the Rogue Paper Shareholders.  Six months following the Effective Date, the holders of the Preferred Shares may redeem any or all such shares for cash at a price of sixty cents ($0.60) per share.

Item 3.02  Unregistered Sales of Equity Securities.

See Item 1.01 above

The Company is relying on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act. The transaction did not involve a public offering, no underwriters or agents were involved in the foregoing issuances and we paid no underwriting discounts or commissions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAST COAST DIVERSIFIED CORPORATION

Date: October 31, 2011	By:	/s/ Kayode Aladesuyi
Name: Kayode Aladesuyi
Title: Chief Executive Officer